Exhibit 10.2

EXECUTION COPY

December 16, 2004

Mr. Cornelius D. Mahoney

Woronoco Bancorp, Inc.

31 Court Street

Westfield, Massachusetts 01086-0978

Dear Mr. Mahoney:

In connection with the anticipated merger (the “Merger”) of Woronoco Bancorp, Inc. (the “Company”) with and into Berkshire Hills Bancorp, Inc. (the “Parent”) as contemplated by the Agreement and Plan of Merger, dated as of December 16, 2004, by and between the Parent and the Company (the “Merger Agreement”), which is entered into as of today, Parent and you hereby enter into this restrictive covenant agreement (this “Agreement”). The parties hereto agree and acknowledge that this Agreement shall become effective only as of the date on which the Effective Time (as defined in the Merger Agreement) occurs (the “Effective Date”). In the event that the Effective Time does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect.

1. Non-Compete Payment. In consideration for a payment equal to $1,400,000, which, subject to your compliance with the covenants set forth in Section 2 hereof, shall be payable to you by the Parent in equal monthly installments over the three-year period commencing on the first business day of the first month following the Effective Date (the “Non-Compete Payments”), you hereby agree to abide by the restrictive covenants set forth in Section 2.

2. Restrictive Covenants and Confidentiality. As a material inducement to enter into the Merger Agreement, you hereby agree to abide by the restrictive covenants set forth in this Section 2 in consideration for the Non-Compete Payments.

(a) Noncompetition/Non-Solicitation. During the three-year period following the Effective Date (the “Restricted Period”), you shall not, without the prior written consent of the Parent, directly or indirectly, (i) engage in or become associated with a Competitive Activity, (ii) employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous twelve (12) months an employee, representative, officer or director of the Parent or its affiliates (except for such employment by the Parent or its affiliates) or (iii) attempt in any manner to persuade any client or customer of the Parent or its affiliates to cease to do business or to reduce the amount of business which any such client or customer has customarily done or contemplates doing with the Parent, the Company or their respective affiliated companies, whether or not the relationship between the Parent, the Company or such affiliated company and such client or customer was originally established, in whole or in part, through your efforts, or to solicit business of any such client or customer of the Parent, the Company or their respective affiliated companies, unless such solicitation is rendered on the behalf of, and in furtherance of the business of, the Parent, the Company or any such affiliated companies. For purposes of this Section 2(a):

(A) a “Competitive Activity” means any business or other endeavor, in any city, town or county in which Parent or its affiliates conduct business, that is engaged in the banking business, whether through a bank, savings and loan, savings bank, credit union, mortgage company, bank holding company, savings and loan holding company, other depository institution holding company or any other entity, in such jurisdiction as of the Effective Date or any time thereafter; and (B) you shall be considered to have become “associated with a Competitive Activity” if you become directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, you may make and retain investments during the Restricted Period in less than one percent (1%) of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market. A breach of any of the provisions of this Section 2(a) shall be deemed a breach of your covenant not to compete.

(b) Confidentiality. You shall hold in a fiduciary capacity for the benefit of the Parent, the Company and their respective affiliated companies all secret or confidential information, knowledge or data relating to the Parent, the Company or any of their affiliated companies and their respective businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs or names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that you obtain or obtained during your employment by the Parent, the Company or any of their respective affiliated companies and that is not public knowledge (other than as a result of your violation of this Section) (“Confidential Information”). For the purposes of this Section 2(b), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. You shall not communicate, divulge or disseminate Confidential Information at any time during or after your employment with the Parent, the Company or any of their respective affiliated companies, except with the prior written consent of the Parent, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that you use, prepare or come into contact with during the course of your employment shall remain the sole property of the Parent, the Company or one or more of their respective affiliated companies, as applicable, and shall be turned over to the Parent, the Company or such affiliated company, as applicable, upon termination of your employment. Notwithstanding the foregoing provisions, if you are required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, you shall promptly notify the Parent in writing of any such requirement so that the Parent or the appropriate affiliate may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. You shall reasonably cooperate with the Parent to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time that you are required to make the disclosure, or the Parent waives compliance with the provisions hereof, you shall disclose only that portion of the confidential or proprietary information which you are advised by counsel that you are legally required to so disclose.

3. Withholding and Deductions. The Parent will withhold and deposit all federal, state and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for you by the Parent pursuant to this Agreement. You and the Parent agree that none of the payments and benefits payable or provided to you or for your benefit in connection with the Merger are expected to constitute “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). However, notwithstanding anything to the contrary contained in this Agreement or the Employment Agreement by and between the Company and you, effective as of March 19, 1999, as amended and restated as of March 1, 2001, and the Employment Agreement be and between the Company Bank and you, effective as of March 19, 1999, as amended (the “Prior Agreements”), in no event shall the aggregate payments or benefits to be made or afforded to you under this Agreement or otherwise (the “Payments”) constitute an “excess parachute payment” under Section 280G of the Code and in order to avoid such a result the Payments will be reduced, if necessary, to an amount such that when aggregated with all other payments, benefits or distributions in the nature of compensation to or for your benefit, whether paid, payable or provided pursuant to this Agreement or otherwise (the “Aggregate Payments”), the value of such Aggregate Payments shall be equal to three (3) times your “base amount,” as determined in accordance with Section 280G of the Code, less $1,000.00. You hereby agree to report any amounts paid or benefits provided under this Agreement for purposes of Federal, state and local income, employment and excise taxes in a manner consistent with the manner in which the Parent reports any such amounts or benefits for purposes of Federal, state and local income, employment and excise taxes and that you shall cooperate with the Parent in good faith in connection with any valuation of the restrictions and obligations under this Agreement. All determinations required to be made hereunder shall be made by KPMG LLP.

4. Successors. This Agreement is personal to you and without the prior written consent of the Parent shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Parent and their successors and assigns.

5. Injunctive Relief. You acknowledge that the services rendered by you to the Parent, the Company and their affiliates are of a special, unique and extraordinary character and, in connection with such services, you had access to confidential information vital to the businesses of the Parent and its affiliates. You also acknowledge and agree that, in light of your experience, knowledge and contacts in connection with your service with the Company, your agreement to enter into this Agreement and to be constrained by the covenants set forth in Section 2 was a material consideration of, and inducement to, the Parent in connection with its decision to enter into the Merger Agreement. By reason of this, you consent and agree that if you violate any of the provisions of Section 2 of this Agreement, the Parent and its affiliates would sustain irreparable harm and, therefore, in addition to any other remedies which the Parent and the Company may have under this Agreement or otherwise (including the Parent’s right to cease making any further payments to you under Section 1), the Parent shall be entitled to an injunction restraining you from committing or continuing any such violation of this Agreement.

6. Severability/Reform. The restrictions and obligations imposed by Section 2 are separate and severable, and it is the intent of you and the Parent that if any restriction or obligation imposed by Section 2 is deemed by a court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions, restrictions and obligations shall remain valid and binding upon you. In the event that any of the provisions of Section 2 are determined by a court of competent jurisdiction to be unenforceable because unreasonable either as to length of time or area to which said restriction applies, it is the intent of you and the Parent that such court reduce and reform the provisions thereof so as to apply the greatest limitations considered enforceable by the court. If any of the provisions of Section 2 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Parent’s right to enforce any such covenant in any other jurisdiction.

7. Waiver. Failure of the Parent to demand strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

8. Governing Law and Jurisdiction. The Agreement is governed by and construed under the laws of the State of Delaware, without regard to conflict of laws rules. You, the Company and the Parent (a) hereby consent to submit to the exclusive personal jurisdiction of any Federal court located in the State of Massachusetts or any court of the State of Massachusetts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) hereby waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement. Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

9. Entire and Final Agreement. Except for the letter agreement entered into between you and the Company dated as of the date hereof (the “Letter Agreement”), this Agreement shall supersede any and all prior oral or written representations, understandings and agreements of the parties with respect to their employment relationship (including, but not limited to all correspondence, memoranda and term sheets and the Prior Agreement), and it contains the entire agreement of the parties with respect to those matters. Except for the Letter Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Once signed by the parties hereto, no provision of this Agreement may be modified or amended unless agreed to in a writing, signed by you and a duly authorized officer of the Parent.

10. Assignment. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by you. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Parent without your prior written consent, to a person or entity other than an affiliate of the Parent, or their successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Parent with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Parent hereunder.

11. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

12. Notices. All notices required by this Agreement shall be sent in writing and delivered by one party to the other by overnight express mail to the following persons and addresses:

If to the Parent:	Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201

If to you:	At the most recent address on file at the Company.

13. Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, and each of which shall be considered an original for all purposes.

If the foregoing is satisfactory, please so indicate by signing and returning to the Parent and the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

BERKSHIRE HILLS BANCORP, INC.

By:	/s/ MICHAEL P. DALY
Name:	Michael P. Daly
Date:	December 16, 2004

ACCEPTED AND AGREED TO:

/s/ CORNELIUS D. MAHONEY
Employee

Date: December 16, 2004

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